Exhibit 10.2

Dated 2024
Convertible Loan Agreement
between
(1) BLACKBOXSTOCKS, INC.
and
(2) EVTEC ALUMINIUM LIMITED
Relating to a convertible loan of up to $1,150,000

CONTENTS
CLAUSE		PAGE

1	DEFINITIONS, INTERPRETATION AND CONSTRUCTION	1
2	DRAWDOWN	2
3	INTEREST	3
4	REPAYMENT	3
5	PAYMENTS	3
6	CONVERSION	3
7	WARRANTIES	4
8	EVENTS OF DEFAULT	5
9	COSTS AND EXPENSES	5
10	NOTICES	6
11	ASSIGNMENT	6
12	MISCELLANEOUS	6
13	LAW	6

THIS AGREEMENT is dated the	1st	day of	July	2024

BETWEEN:

(1)	BLACKBOXSTOCKS, INC. a company incorporated and registered in Nevada, whose headquarters is located at 5430 LBJ Freeway, Suite 1485, Dallas, Texas 75240 (Lender); and

(2)

EVTEC ALUMINIUM LIMITED, a company incorporated and registered in England and Wales (company number 13182146), whose registered office is at Chelmarsh, Daimler Green, Coventry, England, CV6 3LT (Borrower).

AGREED TERMS:

1	DEFINITIONS, INTERPRETATION AND CONSTRUCTION

1.1	Definitions

In this agreement the following words and expressions shall, save where the context or the express provisions of this agreement otherwise requires or admits, have the following respective meanings:

Acquisition means the acquisition of the entire issued share capital of the Borrower by the Lender in accordance with the terms of the Definitive Agreement;

Approved Prospectus means a prospectus included as part of a registration statement on Form S-4 declared effective by the SEC in the United States setting out the details of the Acquisition and issuance of the Consideration Shares;

Business Day means a day (other than a Saturday or Sunday) on which banks are open for general business in London, England;

Consideration Shares means the new shares of the Lender to be issued by the Lender in satisfaction of the consideration due to the shareholders of Borrower pursuant to the terms of the Definitive Agreement;

Conversion Amount means the amount of the Loan (and accrued interest) to be converted into Shares pursuant to clause 6 of this agreement;

Conversion Notice means a notice in accordance with clause 6 that the Lender wishes to convert the Outstanding Loan Amount into Shares;

Conversion Price means US$1,197.92 per Share;

Default Interest Rate means 15% per annum (compounded semi-annually);

Definitive Agreement the definitive Acquisition agreement among the Lender and the shareholders of Borrower;

Drawdown Date means the date of which the Loan is drawn in accordance with clause 2 of this agreement;

Event of Default means any of the events or circumstances described in clause 8;

Facility means up to US$1,150,000 principal amount with the Initial Loan Advance committed by the Lender and the balance to be advanced in accordance with clause 2 of this Agreement;

Final Repayment Date means the date falling 365 days from the Drawdown Date of the Loan;

Initial Loan Advance means US$850,000;

Interest Rate means 12% per annum (compounded semi-annually);

Listing Completion Date means the day when (i) the Lender has completed the Acquisition of the entire issued share capital of the Borrower, by issue of the Consideration Shares, and (ii) the enlarged share capital of the Lender is listed for trading on the NASDAQ stock exchange;

Listing Date means (unless agreed otherwise by the Lender in writing) the date that is 3 Business Days prior to the Listing Completion Date;

Loan means the advances made or to be made by the Lender to the Borrower under this agreement or the principal amount outstanding for the time being of such advances;

Outstanding Loan Amount means the aggregate principal amount of the Loan together with all accrued interest outstanding from time to time under this agreement;

SEC means the United States Securities and Exchange Commission;

Shares means ordinary shares in the share capital of the Borrower;

US Dollars and US$ means United States Dollars, the lawful currency for the time being of the States of America

1.2	Interpretation and construction

In this agreement, unless the context otherwise requires:

1.2.1	clause headings are inserted for ease of reference only and are not to affect the interpretation of this agreement;

1.2.2	references to clauses are to clauses of this agreement;

1.2.3

reference to a person are to be construed to include corporations, firms, companies, partnerships, individuals, associations, states and administrative and governmental and other entities whether or not a separate legal entity;

1.2.4

references to any person are to be construed to include references to that person’s successors transferees and assigns whether direct or indirect, and this agreement shall be binding on, and enure to the benefit of, the parties to this agreement and their respective personal representatives, successors, permitted assigns and permitted transferees;

1.2.5

references to any statutory provision are to be construed as references to that statutory provision as amended supplemented re-enacted or replaced from time to time (whether before or after the date of this agreement) and are to include any orders, regulations, instruments or other subordinated legislation made under or deriving validity from that statutory provision.

2	DRAWDOWN

2.1	The Lender grants to the Borrower a loan of an amount not exceeding the Facility, on the terms, and subject to the conditions, of this agreement.

2.2	The Loan will be available for drawing in two instalments on any Business Day prior to the Listing Completion Date.

2.3	The Borrower shall not be entitled to drawdown the Loan if at the Drawdown Date there shall be any breach of the provisions of this agreement.

3	INTEREST

3.1	Interest shall accrue on the Loan amount drawn-down at the Interest Rate from the applicable Drawdown Date.

3.2	Interest on the Loan shall accrue from day-to-day on the basis of a 365-day year and the actual number of days elapsed, and shall compound semi-annually.

3.3

If the Borrower fails to pay any amount payable under this agreement on its due date (including a failure to pay when due on demand), the Lender may charge interest on the overdue amount at the Default Interest Rate from the due date up to the date of actual payment.

4	REPAYMENT

4.1	Subject to the other provisions of this clause 4, the Borrower shall repay the Loan and any accrued interest, to the Lender in full on the Final Repayment Date.

4.2	Unless agreed otherwise in writing the Outstanding Loan Amount shall not be repaid by the Borrower prior to the Final Repayment Date without penalty.

4.3	No amount of the Loan prepaid or repaid may subsequently be redrawn.

5	PAYMENTS

All payments by the Borrower under this agreement shall be made in US Dollars to such bank account as the Lender may specify from time to time and without deduction, set-off or counterclaim (save as required by law).

6	CONVERSION

6.1	The Outstanding Loan Amount shall convert to Shares of the Borrower (such date being the “Conversion Date”) unless agreed otherwise in writing by the Lender, automatically on the Listing Date.

6.2	As soon as practicable after the Conversion Date, and in any event on or prior to the Listing Date:

6.2.1

the Borrower shall issue to the Lender (or its nominee) that number of fully paid Shares that is equal to the Conversion Amount divided by the Conversion Price, rounded upwards if necessary to the nearest whole Share:

6.2.2	the Borrower shall enter the name of the Lender (or its nominee) in its register of shareholders as the owner of those Shares;

6.2.3	the Borrower shall file a Form SH01 at Companies House in respect of the Shares being issued; and

6.2.4	the Borrower shall send a share certificate evidencing those Shares to the Lender (or its nominee),

6.3	If the Borrower complies with all of its obligations under this clause 6, the Loan shall be reduced by an amount equal to the Conversion Amount.

6.4	The Borrower shall procure that it has sufficient unissued Shares and all necessary shareholder consents and approvals as may be required to issue Shares to the Lender pursuant to this clause 6.

6.5	If the Borrower makes:

6.5.1.1	an issue of shares by way of capitalisation of profits or reserves (including any share premium account or capital redemption reserve to the holders of Shares);

6.5.1.2	a sub-division or consolidation of Shares;

6.5.1.3	a distribution in specie;

6.5.1.4	a repayment, return or distribution of capital (including a distribution of capital profits (whether realised or not) or capital reserves); or

6.5.1.5	any event similar to those described in the preceding paragraphs occurs,

then the Conversion Price shall be adjusted in such manner as determined in good faith by the Borrower to ensure that the Lender obtains the same economic benefit in the event that it exercises its conversion right under this Clause, as it would have done but for that event.

6.6

Where the Outstanding Loan Amount is converted into Shares in accordance with this clause 6, such conversion shall constitute a full and final discharge of the Borrower’s obligation to repay the relevant Conversion Amount.

7	WARRANTIES

7.1	The Borrower warrants to the Lender that:

7.1.1

it is a private limited company duly organised, validly existing and registered under the laws of England and Wales and has the power and all necessary governmental and other consents, approvals, licences and authorities to own its property and assets and carry on its business;

7.1.2	it is empowered to enter into and perform its obligations contained in this agreement and has taken all necessary action to authorise the execution, delivery and performance of this agreement;

7.1.3	no limit on its powers will be exceeded as a result of borrowing the Loan;

7.1.4	this agreement represents its legal and valid and binding obligations, enforceable in accordance with its terms;

7.1.5	the entry into, and performance by it of its obligations under, and the transactions contemplated by, this agreement do not and will not:

7.1.6	conflict with any law or regulation or any official or judicial order binding on it or any of its assets;

7.1.7	conflict with its memorandum and articles of association; or

7.1.8	conflict with any agreement or document which is binding on it;

7.1.9	no Event of Default has occurred and is subsisting, which has not been waived in writing by the Lender.

7.2

The warranties set out in clause 7.1 shall be deemed to be repeated on each day on which the Loan or any other amount due to the Lender pursuant this agreement remains outstanding, with reference to the facts and circumstances subsisting at the time at which they are repeated.

8	EVENTS OF DEFAULT

8.1	Each of the following events shall constitute an Event of Default:

8.1.1	if the Borrower fails to pay any sum payable by it from time to time to the Lender on the due date for payment therefore;

8.1.2

the Borrower fails to comply with any of the terms and conditions set out in this agreement (other than failure to pay any sum due under this agreement when due) and such failure, if capable of remedy shall not have been remedied within 14 days after the earlier of (1) the Borrower becoming aware of such default and (2) the Lender giving such notice of such default to the Borrower;

8.1.3	the Borrower ceases or threatens to cease to carry on its business or a substantial part of its business;

8.1.4	the Borrower stops or suspends payment of any of its debts or is unable to, or admits its inability to, pay its debts as they fall due;

8.1.5

the Borrower commences negotiations, or enters into any composition, compromise, assignment or arrangement, with one or more of its creditors with a view to rescheduling any of its Indebtedness (because of actual or anticipated financial difficulties);

8.1.6	a moratorium is declared in respect of any Indebtedness of the Borrower;

8.1.7	any action, proceedings, procedure or step is taken in relation to:

8.1.7.1

the suspension of payments, a moratorium of any Indebtedness, winding up, dissolution, administration or reorganisation (using a voluntary arrangement, scheme of arrangement or otherwise) of the Borrower; or

8.1.7.2	a composition, compromise, assignment or arrangement with any creditor of the Borrower; or

8.1.7.3	the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of the Borrower or any of its assets.

8.1.8	any event occurs in relation to the Borrower that is analogous to those set out in clause 8.1.4 to clause 8.1.7 (inclusive) in any jurisdiction;

8.2	If any Event of Default shall occur and be continuing then:

8.2.1	the Lender shall cease to be under any further commitment to the Borrower under this agreement; and

8.2.2	the Lender may at any time thereafter declare the Loan (or any part thereof) to be immediately due and payable or payable forthwith on demand.

9	COSTS AND EXPENSES

Up to an agreed cap of US$50,000, the Borrower shall on demand reimburse the Lender for all fees, costs and expenses (including legal fees, disbursements and value added or any similar tax) incurred by the Lender in connection with or, at Lender’s option, Lender may deduct such fees from a Loan Advance:

9.1	the negotiation, preparation, execution and completion of this agreement;

9.2	any amendment, supplement, variation, release, discharge, consent or waiver relating to this agreement; and

9.3	any preservation, exercise or enforcement of any rights or remedies under or in connection with this agreement.

10	NOTICES

10.1	Every notice, demand or other communication under this agreement shall be in writing and may be delivered personally or by agreement or email transmission as follows:

10.1.1	if to the Lender, to the address on page 1 of this agreement and/or the email address notified to the other party from time-to-time; and

10.1.2	if to the Borrower, to the address on page 1 of this agreement and/or the email address notified to the other party from time-to-time,

or, in either case, to such other address as may be notified in accordance with this clause by the relevant party to the other party for such purpose.

10.2

Any notice, communication or document made or delivered by one person to another under or in connection with this agreement will only be effective when it has been left at the relevant address, in the case of email the next Business Day after transmission, or 2 Business Days after being deposited in the post (first class postage prepaid) in an envelope addressed to it at that address.

11	ASSIGNMENT

Neither party may assign any of its rights (if any) or transfer any or all of its obligations hereunder to any person without the written consent of the other.

12	MISCELLANEOUS

12.1

No failure to exercise, nor any delay in exercising, on the part of the Lender, any right or remedy under this agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise thereof or the exercise of any other right or remedy. No waiver shall be effective unless it is in writing.

12.2

The rights and remedies of the Lender under this agreement are cumulative and not exclusive of its rights under the general law, may be exercised as often as necessary and may be waived only in writing. Any delay by the Lender in exercising or failure to exercise any such right or remedy is not a waiver of that right or remedy.

12.3

A person who is not a party to this agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this agreement. This does not affect any right or remedy of a third party that exists or is available apart from that Act.

12.4	Any certificate or determination by the Lender of a rate or an amount payable under this agreement shall, in the absence of manifest error, be conclusive evidence of the matters to which it relates.

13	LAW

This agreement is governed by, and shall be construed in accordance with, English law.

IN WITNESS whereof this agreement is executed by the parties on the date set out above.

EXECUTED by BLACKBOXSTOCKS, INC.:	) )

Signature

Name

EXECUTED by a director of EVTEC ALUMINIUM LIMITED:	) )

Signature of director

DAVID ROBERTS	Name of director